UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2010

BEACON FEDERAL BANCORP, INC.
(Exact name of Registrant as specified in its charter)

Maryland	001-33713	26-0706826
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

6611 Manlius Center Road, East Syracuse, NY 13057
 (Address of principal executive offices)

(315) 433-0111
Registrant's telephone number, including area code

Not Applicable
(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 21, 2010, Beacon Federal entered into a change in control agreement with Kevin Gaglione, Vice President Commercial Lending.  Under the agreement, if, within 12 months following the change in control (as defined in the agreement), Mr. Gaglione’s employment is involuntarily terminated, other than for cause, or if he resigns for good reason (as defined in the agreement), Mr. Gaglione would be entitled to receive a cash lump sum within 30 days after his termination of employment equal to the sum of (1) the highest annual rate of base salary paid to Mr. Gaglione at any time under the agreement, plus (2) the highest bonus paid to Mr. Gaglione with respect to the completed fiscal year prior to the change in control.  In addition, at no cost to Mr. Gaglione, for twelve months after the date of such termination of employment, Beacon Federal shall provide Mr. Gaglione with life insurance coverage and non-taxable medical and dental coverage substantially comparable to the coverage in effect before the termination of employment   Payments under the agreement shall be reduced to the extent necessary so that they will not constitute an "excess parachute payment” under Section 280G of the Internal Revenue Code.

The change in control agreement for Mr. Gaglione is attached as Exhibit 10.1 to this Current Report on Form 8-K. The above description of the agreement is qualified by reference to the agreement itself.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired: None

(b)	Pro Forma Financial Information: None

(c)	Shell company transactions: None

(d)	Exhibits:

Exhibit 10.1: Change in Control Agreement For Kevin Gaglione

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEACON FEDERAL BANCORP, INC.

Date: May 21, 2010	By:	/s/ Darren T. Crossett
Darren T. Crossett
Senior Vice President
(Duly Authorized Representative)